Exhibit 7

Voting and Support Agreement

[See attached]

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (as the same may be amended from time to time in accordance with its terms, this “Agreement”), dated as of July 28, 2026, is by and among SoftVest, L.P. (the “Unitholder”), and Blackbeard Security Holdings, LLC, a Delaware limited liability company (“Blackbeard”). Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Combination Agreement (as defined below).

WHEREAS, the Unitholder is the beneficial owner of 6,217,107 units of beneficial interest of Permian Basin Royalty Trust, an express trust organized under the laws of the State of Texas (“PBT,” and such units of PBT, the “Units,” and the Units held by the Unitholder as of the date hereof together with such additional Units as the Unitholder may acquire prior to the Expiration Date (as defined below), the “Subject Units”); and

WHEREAS, as a condition and in order to induce Blackbeard to enter into that certain Combination Agreement, dated as of the date hereof (the “Combination Agreement”), with PBT Land and Minerals, Inc., a Texas corporation (“NewCo”), PBT Sub, Inc., a Texas corporation and direct wholly owned subsidiary of NewCo (“NewCo Sub”), and PBT Land and Minerals OpCo, LLC, a Texas limited liability company and direct wholly owned subsidiary of NewCo (“OpCo” and, together with NewCo and NewCo Sub, the “NewCo Parties”), Blackbeard requested the Unitholder, and the Unitholder has agreed, to enter into this Agreement concurrently with the execution and delivery of the Combination Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article 1
Voting Agreement

Section 1.01. Voting Agreement. Beginning on the date hereof until the Expiration Date, the Unitholder hereby irrevocably and unconditionally agrees that at any meeting of the unitholders of PBT, however called, and at any adjournment or postponement thereof, and in connection with any written consent of the unitholders of PBT, or in any other circumstance in which the vote, consent or other approval of the unitholders of PBT is sought, the Unitholder shall, in each case to the fullest extent that its Subject Units are entitled to vote thereon or consent thereto, (a) appear at such meeting (in person or by proxy) or otherwise cause its Subject Units owned as of the record date of such meeting to be counted as present thereat for purposes of calculating a quorum (including by delivering to the Secretary of PBT a duly executed proxy card) and (b) vote (or cause to be voted), in person or by proxy, or, if applicable, deliver (or cause to be delivered) a written consent with respect to, all Subject Units that the Unitholder is entitled to vote at the time of any vote or action by written consent (i) in favor of the approval and adoption (as applicable) of the Combination Agreement and the Transactions, and the Proposals, including the Trust Amendment, and any other matter that facilitates consummation of the Transactions, (ii) in favor of any proposal to adjourn a meeting of the unitholders of PBT to solicit additional proxies in favor of the approval and adoption (as applicable) of the Combination Agreement and the Transactions if there are not sufficient votes at the time of the PBT Unitholder Meeting to obtain the PBT Unitholder Approval, and (iii) against any action or agreement that (x) would reasonably be expected to materially impede, interfere with, delay, or postpone the consummation of the Transactions (including satisfaction of the conditions to Closing under the Combination Agreement), (y) relates to any material asset purchase, lease or disposition by PBT or any of its Subsidiaries (including any PBT Competing Proposal) or any other transaction, proposal, agreement or action made in opposition to the adoption of the Combination Agreement or in competition or inconsistent with the Transactions or matters contemplated by the Combination Agreement that has not been approved by Blackbeard (other than, for the avoidance of doubt, any such purchase, lease or disposition contemplated by the Combination Agreement or the Transaction Documents), or (z) would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the NewCo Parties under the Combination Agreement or the Unitholder under this Agreement.

Section 1.02. PBT Unitholder Meeting. From the date hereof until the Expiration Date:

(a) the Unitholder shall use its reasonable best efforts to convene a PBT Unitholder Meeting for the purpose of obtaining the PBT Unitholder Approval as promptly as reasonably practicable following the clearance of the Proxy Statement by the U.S. Securities and Exchange Commission (the “SEC”) and the declaration of effectiveness of the Registration Statement; and

(b) the Unitholder will, if directed by Blackbeard in writing with reasonable advance notice prior to the PBT Unitholder Meeting, use its reasonable best efforts to postpone or adjourn the PBT Unitholder Meeting if there are not sufficient affirmative votes in person or by proxy at the PBT Unitholder Meeting to obtain the PBT Unitholder Approval to allow reasonable time for the solicitation of proxies for purposes of obtaining the PBT Unitholder Approval; provided that, (x) Blackbeard shall not make any request to adjourn or postpone the PBT Unitholder Meeting, and (y) the Unitholder shall use its reasonable best efforts to ensure that the PBT Unitholder Meeting is not postponed or adjourned, in each case without the Unitholder’s and Blackbeard’s mutual prior written consent, for more than ten (10) Business Days in the case of any individual adjournment or postponement or more than thirty (30) Business Days in the aggregate. The Unitholder shall cause NewCo to (i) include the recommendation of NewCo in favor of the PBT Unitholder Approval in the Proxy Statement, and (ii) use its reasonable best efforts to solicit votes of the PBT Unitholders in favor of the PBT Unitholder Approval. Following the dissemination of the definitive Proxy Statement and the Registration Statement, the Unitholder shall provide updates to Blackbeard with respect to the proxy solicitation for the PBT Unitholder Meeting (including interim results) as reasonably requested by Blackbeard in writing.

Section 1.03. Other Matters. Notwithstanding anything to the contrary in this Agreement, the Unitholder shall remain free to vote the applicable Subject Units with respect to any matter, other than as set forth in Section 1.01, in any manner the Unitholder deems appropriate.

Article 2
Representations and Warranties of the Unitholder

The Unitholder represents and warrants to Blackbeard that:

Section 2.01. Authorization; Binding Agreement. The execution, delivery and performance by the Unitholder of this Agreement and the consummation by the Unitholder of the transactions contemplated hereby are within the organizational powers of the Unitholder and have been duly authorized by all necessary action on the part of the Unitholder. This Agreement constitutes a legal, valid and binding Agreement of the Unitholder, enforceable against the Unitholder in accordance with its terms, subject to the Enforceability Exceptions. Other than as provided in the Combination Agreement and except for any filings by the Unitholder with the SEC, the execution, delivery and performance by the Unitholder of this Agreement does not require any action by or in respect of, or any notice, report or other filing by the Unitholder with or to, or any consent, registration, approval, permit or authorization from, any Governmental Entity, other than any actions or filings the absence of which would not reasonably be expected to, individually or in the aggregate, prevent or delay or impair or otherwise adversely impact the Unitholder’s ability to perform its obligations hereunder.

Section 2.02. Non-Contravention. The execution, delivery and performance by the Unitholder of this Agreement and the performance of its obligations hereunder do not and will not (i) violate the organizational documents of the Unitholder, (ii) violate any applicable Law, (iii) require any consent, payment, notice to, or other action by any Person under, constitute a breach or default under, or give rise to any right of termination, amendment, cancellation or acceleration or to a loss of any benefit to which the Unitholder is entitled under any provision of any agreement or other instrument binding on the Unitholder, except as would not reasonably be expected to, individually or in the aggregate, prevent or delay or impair or otherwise adversely impact the Unitholder’s ability to perform its obligations hereunder or (iv) result in the creation or imposition of any Lien on any asset of the Unitholder (including the Subject Units).

Section 2.03. Ownership of Units. The Unitholder is the beneficial owner of, and has good and valid title to, the Subject Units, free and clear of any Liens (other than any Liens created by this Agreement or Liens arising under any applicable foreign or domestic securities Laws) or any restriction on the right to vote or otherwise dispose of the Subject Units. Except as otherwise provided in Article 1 of this Agreement, the Unitholder has, and will have at all times during the term of this Agreement, the sole and exclusive right to vote and direct the vote of, and to dispose of and direct the disposition of, the Subject Units, and there are no Contracts of any kind, contingent or otherwise, obligating the Unitholder to transfer, or cause to be transferred, any of its Subject Units, and no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Units. Except for this Agreement, none of the Subject Units are subject to any voting agreement, voting trust or other agreement or arrangement, including any proxy, consent or power of attorney. For purposes of this Agreement, “beneficial ownership” and “beneficially own” and similar terms have the meaning set forth in Rule 13d-3 under the Exchange Act and, for the avoidance of doubt, beneficial ownership shall also include record ownership.

Section 2.04. Total Units. Except for the Subject Units, the Unitholder does not beneficially own any equity interests, or any securities representing the right to purchase or otherwise receive any equity interests, of PBT.

Section 2.05. Absence of Litigation. The Unitholder represents that there is no Action pending or, to the knowledge of the Unitholder, threatened against the Unitholder or any of its properties or assets (including the Subject Units) before (or, in the case of threatened Action, that would be before) or by any Governmental Entity or arbitrator that would reasonably be expected to, individually or in the aggregate, prevent or delay or impair or otherwise adversely impact the Unitholder’s ability to perform its obligations hereunder.

Section 2.06. Other Agreements. Except for this Agreement, the Unitholder represents that neither it nor any of its Affiliates has granted any proxies or powers of attorney (or any other authorization or consent with respect to any of the Subject Units or otherwise subjected the Subject Units to any arrangement with respect to the voting of the Subject Units), in each case with respect to the matters set forth in Section 1.01 or that is inconsistent with the Unitholder’s obligations pursuant to this Agreement.

Section 2.07. No Other Representations. The Unitholder acknowledges and agrees that, other than the representations expressly set forth in this Agreement, Blackbeard has not made, and is not making, any representations or warranties to Unitholder with respect to Blackbeard, the Combination Agreement or any other matter. The Unitholder hereby specifically disclaims reliance upon any representations or warranties (other than the representations expressly set forth in this Agreement).

Article 3
Representations and Warranties of Blackbeard

Blackbeard represents and warrants to the Unitholder as follows:

Section 3.01. Authorization; Binding Agreement. The execution, delivery and performance by Blackbeard of this Agreement and the consummation by Blackbeard of the transactions contemplated hereby are within the limited liability company powers of Blackbeard and have been duly authorized by necessary action on the part of Blackbeard. This Agreement constitutes a valid and binding agreement of Blackbeard, enforceable against Blackbeard in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.02. Non-Contravention. The execution, delivery and performance by Blackbeard of this Agreement and the performance of its obligations hereunder do not and will not (a) violate the certificate of formation or limited liability company agreements (or other comparable Organizational Documents) of Blackbeard, (b) violate any applicable Law, and (c) other than the filing of a Schedule 13D with the SEC, require any consent, payment, notice to, or other action by any Person, except, with respect to clauses (b) and (c), as would not reasonably be expected to, individually or in the aggregate, prevent or delay or impair or otherwise adversely impact Blackbeard’s ability to perform its obligations hereunder.

Section 3.03. No Other Representations. Blackbeard acknowledges and agrees that other than the representations expressly set forth in this Agreement, the Unitholder has not made, and is not making, any representations or warranties with respect to the Unitholder, the Combination Agreement or any other matter. Blackbeard hereby specifically disclaims reliance upon any representations or warranties (other than the representations expressly set forth in this Agreement).

Article 4
Covenants of the Unitholder

Section 4.01. Encumbrances on Subject Units. Except pursuant to the terms of this Agreement, from the date hereof until the Expiration Date the Unitholder shall not, without the prior written consent of Blackbeard (a) enter into any voting trust or other agreement or arrangement with respect to the voting of any Subject Units, or grant any proxy or power of attorney with respect thereto, (b) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of (including by gift, and whether by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise, and including pursuant to any derivative transaction), any Subject Units (or any beneficial ownership therein or portion thereof) during the term of this Agreement or consent to any of the foregoing (each, a “Transfer” (which defined term includes derivations of such defined term)), or (c) enter into any Contract with respect to the direct or indirect Transfer of any of the Subject Units; provided that, nothing in this Agreement shall prohibit the Unitholder from any Transfer of the Subject Units to an Affiliate of the Unitholder so long as (i) as a condition to such Transfer, such Affiliate executes and delivers to Blackbeard a written agreement, in form and substance reasonably acceptable to Blackbeard, to assume the Unitholder’s obligations hereunder and to be bound by the terms of this Agreement to the same extent as the Unitholder is bound hereunder and to make each of the representations and warranties hereunder in respect of the Subject Units transferred as the Unitholder shall have made hereunder and (ii) the Unitholder remains jointly and severally liable with such Affiliate for the performance of its obligations set forth herein (any such Transfer, a “Permitted Transfer”). Any Transfer or attempted Transfer of any Subject Units in violation of this Section 4.01 shall, to the fullest extent permitted by Law, be null and void ab initio, with no further action required by or on behalf of Blackbeard. If any involuntary Transfer of any Subject Units shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Units subject to all of the restrictions, liabilities and rights under this Agreement.

Section 4.02. No Solicitation. During the period from the date hereof until the Expiration Date, the Unitholder shall not, and shall cause its controlled Affiliates and shall direct its and their Representatives not to, directly or indirectly: (i) solicit, initiate or take any action to knowingly facilitate (including by way of providing non-public information) or knowingly encourage or induce the submission of any PBT Competing Proposal or the making of any proposal that could reasonably be expected to lead to a PBT Competing Proposal; (ii) participate in discussions or negotiations with, furnish non-public information relating to PBT to any Person in connection with a PBT Competing Proposal, to, or otherwise cooperate in any way with, any Person (other than the Parties to the Combination Agreement and their respective Affiliates and Representatives) that the Unitholder knows, or would reasonably be expected to know, is actively evaluating, seeking to make, or has made, a PBT Competing Proposal; (iii) enter into or approve any agreement, letter of intent, agreement in principle, acquisition agreement or other agreement relating to a PBT Competing Proposal; or (iv) approve, authorize, resolve, propose or agree to do any of the foregoing. The Unitholder shall, and shall cause its controlled Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions, or negotiations, if any, with any Person (other than the Parties to the Combination Agreement and their respective Affiliates and Representatives) conducted prior to the date of this Agreement with respect to a PBT Competing Proposal.

Section 4.03. Adjustments. In the event of any stock split, stock dividend or distribution, reorganization, recapitalization, readjustment, reclassification, combination, exchange, or the like of the Units, then the terms of this Agreement shall apply to the equity interests of PBT, or to the securities representing the right to purchase or otherwise receive equity interests of PBT, as applicable, received in respect of the Subject Units by the Unitholder immediately following the effectiveness of the events described in this Section 4.03, as though they were Subject Units hereunder.

Section 4.04. Additional Units. In the event that the Unitholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional Units or other voting interests with respect to PBT, such Units or voting interests shall, without further action of the parties, be deemed Subject Units and, subject to the provisions of this Agreement, the number of Units held by the Unitholder shall be deemed amended accordingly, and such Units or voting interests shall automatically become subject to the terms of this Agreement. The Unitholder shall promptly notify Blackbeard of any such event.

Section 4.05. NewCo Obligations. During the period from the date hereof until the Expiration Date, the Unitholder shall cause the NewCo Parties to comply with their respective obligations under Article I, Article II and Sections 6.4 (Conduct of Business of NewCo, NewCo Sub and OpCo Pending the Transactions), 7.1 (Registration Statement and Proxy Statement), 7.4 (Antitrust; Regulatory Efforts) and 7.7(c) (Tax Cooperation) of the Combination Agreement and to consummate each of the PBT Contribution Closing and the Blackbeard Contribution Closing pursuant to Sections 1.3 and 2.3 of the Combination Agreement, respectively, upon the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions precedent to the obligations of the NewCo Parties to effect the Closing set forth in Sections 9.1, 9.2, 9.4 and 9.5 of the Combination Agreement.

Article 5
Miscellaneous

Section 5.01. Interpretation; Certain Definitions. Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several. The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to articles, sections, and schedules are to articles, sections and schedules of this Agreement, unless otherwise specified, and the headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to a “party” or the “parties” means a party or the parties to this Agreement unless the context otherwise requires. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The parties have participated jointly in the negotiation and drafting of this Agreement and each has been represented by counsel of its choosing and, in the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by such parties and no presumption or burden of proof will arise favoring or disfavoring any party due to the authorship of any provision of this Agreement.

Section 5.02. Further Assurances. Blackbeard and the Unitholder will, upon the reasonable request of any other party, execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, to comply with their obligations under this Agreement.

Section 5.03. No Ownership Interest. To the fullest extent permitted by applicable Law, nothing contained in this Agreement shall be deemed to vest in Blackbeard or its respective Affiliates any direct or indirect ownership or incidence of ownership of or with respect to the Subject Units. All rights, ownership and economic benefits of and relating to the Subject Units shall remain vested in and belong to the Unitholder, and Blackbeard shall have no authority to exercise any power or authority to direct the Unitholder in the voting or disposition of any of the Subject Units, except as otherwise expressly provided herein.

Section 5.04. Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery) or by confirmed electronic mail, addressed as follows:

if to Blackbeard, to:

c/o Blackbeard Operating, LLC

1751 River Run, Suite 405

Fort Worth, Texas 76107

Attention: Ricky Torlincasi

E-mail: [*]

with a copy (which shall not constitute notice) to:

Vinson & Elkins, L.L.P.
845 Texas Avenue, Suite 4700
Houston, Texas 77002
Attention: Douglas E. McWilliams; Thomas G. Zentner;
Bryan E. Loocke; Sang Hun Lee
E-mail: [*]; [*]; [*]; [*]

if to the Unitholder to:

c/o SoftVest Advisors, LLC

400 Pine Street, Suite 1010

Abilene, TX 79601

Attention: Eric L. Oliver

E-mail: [*]

with a copy (which shall not constitute notice) to:

Paul Hastings LLP

200 Park Avenue
New York, NY 10166
Attention: Eduardo Gallardo; Jon Kubek; Dmitriy Molchanov
E-mail: [*] [*] [*]

or to such other address, electronic mail address for a party as shall be specified in a notice given in accordance with this Section 5.04; provided, however, that any notice received by electronic mail (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto) or otherwise at the addressee’s location on any Business Day after 7:00 p.m. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day; provided, further, that notice of any change to the address or any of the other details specified in or pursuant to this Section 5.04 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 5.04.

Section 5.05. Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall immediately and automatically terminate, and be of no further force or effect, without any notice or other action by any Person, upon the earliest to occur of (i) the consummation of the Transactions, (ii) the termination of the Combination Agreement in accordance with its terms, and (iii) the mutual written agreement of each party to this Agreement (any such date under clauses (i) through (iii) being referred to herein as the “Expiration Date”). Notwithstanding the foregoing, (x) the provisions set forth in Article 5 (other than Section 5.02 and Section 5.13) shall survive the termination of this Agreement and (y) no termination of this Agreement shall relieve any party hereto from liability, or otherwise limit the liability of any party hereto, for any Fraud or willful and material breach of any covenant or other agreement contained in this Agreement that occurred prior to such termination. For purposes of this Agreement, “willful and material breach” shall mean an action or omission taken or omitted to be taken that the breaching party intentionally takes (or fails to take) and knows would, or would reasonably be expected to, result in a material breach of this Agreement.

Section 5.06. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 5.07. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto.

Section 5.08. Governing Law. This Agreement, including any claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance thereof or the transactions contemplated hereby, shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the conflicts of law rules of such state.

Section 5.09. Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement shall be brought and determined in the Business Courts of the State of Texas sitting in Dallas County, Texas; provided, that if jurisdiction is not then available in the Business Courts of Dallas County, Texas, then any such legal action or proceeding may be brought in any federal court located in the State of Texas or any other Texas state court. Each of the parties hereby irrevocably submits to the exclusive jurisdiction and venue of the aforesaid courts (and any proper appellate courts therefrom) for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Texas, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Texas as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the courts in Texas as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 5.10. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.11. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, it being understood that the parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed (including by electronic signature) by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed (including by electronic signature) by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 5.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby, taken as a whole, is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 5.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and that money damages, even if available, would not be an adequate remedy, and that the parties shall be entitled (without proof of actual damages and without being required to prove that money damages are an inadequate remedy) to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in the courts referred to in Section 5.09, in addition to any other remedy to which they may be entitled at law or in equity. The parties further agree to (a) waive any requirement for the securing or posting of any bond in connection with such remedy, and that such remedy shall be in addition to any other remedy to which a party is entitled at law or in equity and (b) not assert that a remedy of specific performance or an injunction is unenforceable, invalid, contrary to law or inequitable for any reason.

Section 5.14. Non-Recourse. This Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the persons or entities that are expressly identified as parties hereto and no former, current or future equityholders, controlling persons, directors, officers, employees, incorporator, agents or Affiliates of any party hereto or any former, current or future shareholder, controlling person, director, officer, employee, general or limited partner, member, manager, agent, attorney, Affiliate, other Representative, successor or permitted assign of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any Action (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages for breach of this Agreement from, any Non-Recourse Party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BLACKBEARD SECURITY HOLDINGS, LLC

By:	/s/ Jordan Barrett
	Name:	Jordan Barrett
	Title:	Chief Executive Officer

GREYBEARD ENERGY, LLC

By:	/s/ Kaleb Smith
	Name:	Kaleb Smith
	Title:	Chief Executive Officer

SOFTVEST, L.P.

By: SoftVest GP I, LLC, as general Partner

By:	/s/ Eric L. Oliver
	Name:	Eric L. Oliver
	Title:	President and Managing Member

[Signature Page to Voting and Support Agreement]